Exhibit 10.1
Execution Copy

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "First Amendment"), made as of this 23rd day of May, 2016, is entered into by and between Hexis Cyber Solutions, Inc., a Maryland corporation with its principal place of business at 7740 Milestone Parkway, Suite 100, Hanover, MD 21076 (the "Company") and Philip L. Calamia (the "Employee").

WHERAS, the Company and Employee entered into an Employment Agreement dated August 11, 2014 (the "Employment Agreement"). As used herein, the term Company shall include the Company and all entities now or hereafter controlling, controlled by or under common control with the Company, such term to include The KEYW Holding Corporation, a Maryland Corporation ("HoldCo");

WHEREAS, Employee wishes to pursue professional opportunities outside of the Company; and

WHEREAS, Company and Employee mutually wish to amend and then terminate the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this First Amendment, the parties agree:

1.	Effective June 12, 2016, Employee shall convert to a part-time on call status and will be available through June 30,2016 to provide services as needed by the Company.

2.	The Employment Agreement shall be mutually terminated and employment shall terminate effective at 11:59 p.m. on June 30, 2016 ("Agreement Termination Date").

3.
Following the Agreement Termination Date, KEYW will pay or reimburse, as the case may be, Employee all amounts due under Section 4.3 of the Employment Agreement, provided that all conditions for such payments have been met, including, but not limited to, the execution and delivery of the General Release.

4.
Notwithstanding anything to the contrary in this First Amendment or the Employment Agreement, the Company shall not be required to make payments under Section 4.3 of the Employment Agreement if the Employee has breached any of the provisions of Sections 5 or 6, inclusive of all subsections.

5.
Section 4.5 is deleted in its entirety and replaced with the following: "The provisions of Section 2.2, Subsection 4.2, Section 5, Section 6, and Section 9 shall survive the termination of this Agreement."

6.	For purposes of Section 5.2, "termination of employment" shall mean the Agreement Termination Date.

7.	The Employee acknowledges that he has carefully read this First Amendment and understands and agrees to this First Amendment.

8.	Capitalized terms used in this First Amendment shall have the meaning assigned to such terms in the Employment Agreement unless otherwise provided in this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year set forth above.

HEXIS CYBER SOLUTIONS, INC.:

By: /s/ William J. Weber
Name: William J. Weber
Title: Chief Executive Officer

EMPLOYEE:

By: /s/ Philip L. Calamia
Name: Philip L. Calamia